EX 99.28(e)(1)(x)

Amendment to Amended and Restated Distribution Agreement between
Jackson Variable Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD entered into an Amended and Restated Distribution Agreement on September 10, 2012, as amended from time to time (the “Agreement”), whereby the Trust appointed JNLD as distributor (the “Distributor”) of the shares of the Funds set forth on Schedule A of the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 4. “Distribution Plan.”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete paragraph (b) of Section 4. “Distrution Plan” in its entirety, and replace it with the following:

(b)        In accordance with the terms of the Distribution Plan, JNLD shall provide distribution and related services of the types contemplated under the Distribution Plan and reviewed from time to time by the Board of Trustees with respect to the Funds shown on Schedule A hereto, and may arrange for and compensate others for providing or assisting in providing such services, as described in the Distribution Plan.  The Trust, on behalf of each Fund that is subject to the 12b-1 Fee as shown on Schedule A, shall reimburse the Distributor for distribution and related service expenses incurred in promoting the sale of the Fund’s Shares at a rate of up to the 12b-1 Fee rate per annum of the average daily net assets attributable to the Funds shown on Schedule A hereto.  Each Fund shall bear exclusively its own costs of such reimbursements.  Such distribution and related service expenses shall be calculated and accrued daily and paid within forty-five (45) days of the end of each month.  In no event shall such payments exceed JNLD's actual distribution and related service expenses for that fiscal year.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed as of December 14, 2016, effective as of October 1, 2016.

Attest:		Jackson Variable Series Trust

By:	/s/ Kristen K. Leeman	By:	/s/ Kelly L. Crosser
	Kristen K. Leeman	Name:	Kelly L. Crosser
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Ali Roach	By:	/s/ Alison Reed
	Ali Roach	Name:	Alison Reed
		Title:	EVP JNLD Operations